Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate

QUAKER HOUGHTON ANNOUNCES SECOND QUARTER 2023 RESULTS
•Net sales of $495.4 million in Q2’23, an increase of 1% compared to Q2’22 driven by value-based pricing initiatives
•Q2’23 net income of $29.3 million and earnings per diluted share of $1.63
•Q2’23 non-GAAP net income of $34.8 million and non-GAAP earnings per diluted share of $1.93
•Delivered adjusted EBITDA of $80.2 million in Q2’23, a 37% increase compared to $58.5 million in Q2’22
•Generated $116.1 million of operating cash flow year-to-date; net debt to adjusted EBITDA improved to 2.3x
August 1, 2023
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its second quarter 2023 results today.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except per share data)	2023	2022	2023	2022
Net sales	$495,444	$492,388	$995,592	$966,559
Net income attributable to Quaker Chemical Corporation	29,346	14,343	58,880	34,159
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	1.63	0.80	3.27	1.91
Non-GAAP net income *	34,774	23,675	68,766	49,145
Non-GAAP Earnings per diluted share *	1.93	1.32	3.82	2.74
Adjusted EBITDA *	80,242	58,491	159,033	118,935
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Second Quarter 2023 Consolidated Results
Second quarter of 2023 net sales were $495.4 million, an increase of 1% compared to $492.4 million in the second quarter of 2022 primarily due to an increase in selling price and product mix of approximately 11%, partially offset by a 10% decrease in sales volumes. The increase in selling price and product mix was primarily attributable to increases in selling prices in all segments to offset the significant inflationary pressures on the business. The decline in sales volumes was primarily attributable to a continuation of softer market conditions and the impact of the war in Ukraine in the EMEA segment.

The Company reported net income in the second quarter of 2023 of $29.3 million, or $1.63 per diluted share, compared to net income of $14.3 million or $0.80 per diluted share in the second quarter of 2022. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and earnings per diluted share were $34.8 million and $1.93 respectively in the second quarter of 2023 compared to $23.7 million and $1.32 respectively in the prior year. The Company generated adjusted EBITDA of $80.2 million in the second quarter of 2023, an increase of 37% compared to $58.5 million in the second quarter of 2022, primarily due to an increase in net sales and an improvement in gross margins compared to the prior year.
Andy Tometich, Chief Executive Officer and President, commented, “In the second quarter, Quaker Houghton once again successfully managed through a very challenging operating environment and achieved strong results. Despite market conditions, we have made meaningful progress improving the profitability of our business through our margin initiatives and delivered double-digit year-over-year earnings growth and solid cash flow.
Looking ahead, we expect the current uneven end market environment will persist at least through the end of the year. We will continue to execute on what we can control, including investing to strengthen the business, delivering value to customers, advancing our strategic initiatives, and delivering strong year-over-year growth in earnings and cash flow. I am confident in our strategy and believe these actions best position Quaker Houghton to deliver on our profitable growth potential.”

Second Quarter 2023 Segment Results
During the first quarter of 2023, the Company reorganized its executive management team to align with its new business structure. The Company’s new structure includes three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific. Prior to the Company’s reorganization, the Company’s historical reportable segments were: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. Prior period information has been recast to align with the Company’s business structure as of January 1, 2023.
The Company’s three and six months of June 30, 2023 operating performance of each of its three reportable segments, (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, are further described below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales *
Americas	$253,219	$235,809	$504,632	$447,900
EMEA	143,533	145,535	295,982	292,354
Asia/Pacific	98,692	111,044	194,978	226,305
Total net sales	$495,444	$492,388	$995,592	$966,559
Segment operating earnings *
Americas	$69,007	$52,137	$135,132	$97,316
EMEA	25,583	20,076	53,154	43,324
Asia/Pacific	27,989	24,922	55,641	49,423
Total segment operating earnings	$122,579	$97,135	$243,927	$190,063
*Refer to the Segment Measures and Reconciliations section below for additional information
Net sales in the Americas segment increased in the second quarter of 2023 compared to the same period in 2022 primarily due to an increase in selling price and product mix, partially offset by a decline in sales volumes. Net sales in the EMEA segment were similarly a result of an increase in selling price and product mix and a favorable impact from foreign currency translation, offset by a decline in sales volumes. Net sales in the Asia/Pacific segment declined compared to the prior year quarter as a decline in sales volumes and a headwind from foreign currency translation more than offset an increase in selling price and product mix. The increase in selling price and product mix was primarily related to our value-based pricing initiatives implemented across all segments. The decline in sales volumes was similar across all segments and primarily reflects softer market conditions and the impact of the ongoing war in Ukraine in the EMEA segment.
Compared to the first quarter of 2023, net sales increased in the Americas and Asia/Pacific segments but declined in the EMEA segment. Sales volumes in the Asia/Pacific segment increased, remained stable in the Americas and declined in EMEA. Selling price and product mix was consistent with the prior quarter in all segments.
Operating earnings increased in all three segments in the second quarter of 2023 compared to the prior year, primarily driven by an improvement in operating margins in all segments. Operating margins increased in the Americas segment and were similar in the Asia/Pacific and EMEA segments in the second quarter compared to the first quarter of 2023.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $116.1 million for the first six months of 2023 compared to net cash used in operating activities of $8.4 million in the first six months of 2022. The improvement in net operating cash flow primarily reflects a stronger operating performance and working capital management in the first six months of 2023 compared to the same period in 2022.
As of June 30, 2023, the Company’s total gross debt was $885.1 million, and its cash and cash equivalents was $189.4 million, which resulted in net debt of approximately $695.7 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.3x.

Non-GAAP Measures and Reconciliations
The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share, as discussed and reconciled below to the most comparable respective GAAP measures, may not be comparable to similarly named measures reported by other companies
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended June 30, 2023 adjusted EBITDA of $297.2 million, which includes (i) the six months ended June 30, 2023 adjusted EBITDA of $159.0 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2022 adjusted EBITDA of $257.2 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2022 results press release dated February 23, 2023, less (iii) the six months ended June 30, 2022 adjusted EBITDA of $118.9 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Operating Income and Margin Reconciliations:	2023	2022	2023	2022
Operating income	$56,795	$31,903	$106,724	$61,306
Combination, integration and other acquisition-related expenses (a)	—	1,831	—	5,885
Restructuring and related charges (credits), net	1,043	(1)	5,015	819
Strategic planning expenses	579	3,112	2,666	6,200
Russia-Ukraine conflict related expenses	—	929	—	2,095
Other charges	344	1,031	649	1,660
Non-GAAP operating income	$58,761	$38,805	$115,054	$77,965
Non-GAAP operating margin (%)	11.9%	7.9%	11.6%	8.1%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to Quaker Chemical Corporation	$29,346	$14,343	$58,880	$34,159
Depreciation and amortization (b)	20,834	20,856	41,344	41,583
Interest expense, net	12,721	6,494	25,963	11,839
Taxes on income before equity in net income of associated companies (c)	13,830	1,374	23,363	4,240
EBITDA	76,731	43,067	149,550	91,821
Equity loss in a captive insurance company	430	1,781	8	2,025
Combination, integration and other acquisition-related (credits) expenses (a)	(475)	2,248	(475)	8,281
Restructuring and related charges (credits), net	1,043	(1)	5,015	819
Strategic planning expenses	579	3,112	2,666	6,200
Russia-Ukraine conflict related expenses	—	929	—	2,095
Currency conversion impacts of hyper-inflationary economies	1,184	36	1,640	224
Loss on extinguishment of debt	—	6,763	—	6,763
Other charges	750	556	629	707
Adjusted EBITDA	$80,242	$58,491	$159,033	$118,935
Adjusted EBITDA margin (%)	16.2%	11.9%	16.0%	12.3%

Adjusted EBITDA	$80,242	$58,491	$159,033	$118,935
Less: Depreciation and amortization - adjusted (b)	20,834	20,856	41,344	41,583
Less: Interest expense, net	12,721	6,494	25,963	11,839
Less: Taxes on income before equity in net income of associated companies - adjusted (c)	11,913	7,466	22,960	16,368
Non-GAAP net income	$34,774	$23,675	$68,766	$49,145

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Earnings per Diluted Share Reconciliations:	2023	2022	2023	2022
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.63	$0.80	$3.27	$1.91
Equity loss in a captive insurance company per diluted share	0.02	0.10	0.00	0.11
Combination, integration and other acquisition-related (credits) expenses per diluted share (a)	(0.03)	0.13	(0.03)	0.38
Restructuring and related charges (credits), net per diluted share	0.04	(0.00)	0.21	0.03
Strategic planning expenses per diluted share	0.03	0.13	0.13	0.27
Russia-Ukraine conflict related expenses per diluted share	—	0.04	—	0.10
Currency conversion impacts of hyper-inflationary economies per diluted share	0.06	0.00	0.09	0.01
Loss on extinguishment of debt per diluted share	—	0.29	—	0.29
Other charges per diluted share	0.04	0.03	0.02	0.03
Impact of certain discrete tax items per diluted share	0.14	(0.20)	0.13	(0.39)
Non-GAAP earnings per diluted share	$1.93	$1.32	$3.82	$2.74
(a)Combination, integration and other acquisition-related (credits) expenses in 2022 included certain legal, financial, and other advisory and consultant costs incurred in connection with the Combination integration activities. These amounts also include expense associated with the Company's other recent acquisitions, including certain legal, financial, and other advisory and consultant costs incurred in connection with due diligence. During both the three and six months ended June 30, 2023, the Company recorded $0.5 million of other income due to changes in an indemnification asset related to the Combination. Similarly, during the three and six months ended June 30, 2022, the Company recorded expenses of $0.4 million and $2.4 million, respectively, of other expenses due to changes in a Combination-related indemnification asset. These amounts were recorded within Other expense, net and therefore are included in the caption “Combination, integration and other acquisition-related (credits) expenses” in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.
(b)Depreciation and amortization for the three and six months ended June 30, 2023 and the same period of 2022 includes approximately $0.2 million and $0.5 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Condensed Consolidated Statement of Income, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
(c)Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three and six months ended June 30, 2023 and 2022, which the Company does not consider core to the Company’s operations or indicative of future performance.

Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related Cost of goods sold (“COGS”) and Selling, general and administrative expenses (“SG&A”). Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges (credits), net, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense, net and Other expense, net.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Sales
Americas	$253,219	$235,809	$504,632	$447,900
EMEA	143,533	145,535	295,982	$292,354
Asia/Pacific	98,692	111,044	194,978	$226,305
Total net sales	$495,444	$492,388	$995,592	$966,559
Segment operating earnings
Americas	$69,007	$52,137	$135,132	$97,316
EMEA	25,583	20,076	53,154	$43,324
Asia/Pacific	27,989	24,922	55,641	$49,423
Total segment operating earnings	122,579	97,135	243,927	190,063
Combination, integration and other acquisition-related expenses	—	(1,832)	—	(5,885)
Restructuring and related (charges) credits, net	(1,043)	1	(5,015)	(819)
Non-operating and administrative expenses	(49,950)	(48,579)	(101,721)	(92,042)
Depreciation of corporate assets and amortization	(14,791)	(14,822)	(30,467)	(30,011)
Operating income	56,795	31,903	106,724	61,306
Other expense, net	(3,606)	(8,399)	(5,845)	(10,605)
Interest expense, net	(12,721)	(6,494)	(25,963)	(11,839)
Income before taxes and equity in net income of associated companies	$40,468	$17,010	$74,916	$38,862

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements on our current expectations about future events, including statements regarding the potential effects of the COVID-19 pandemic, the Russia and Ukraine conflict, inflation, bank failures, higher interest rate environment, global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity, remain in compliance with the terms of the Company’s credit facility, expectation about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, as well as inflationary pressures, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, rising interest rates and the potential of economic recession, worldwide economic and political disruptions, including the impacts of the military conflict between Russia and Ukraine, the economic and other sanctions imposed by other nations on Russia, suspensions of activities in Russia by many multinational companies and the potential expansion of military activity, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about business conditions during 2023 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its second quarter of 2023 performance is scheduled for Wednesday, August 2, 2023 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,600 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$495,444	$492,388	$995,592	$966,559
Cost of goods sold	317,753	342,824	644,451	670,924
Gross profit	177,691	149,564	351,141	295,635
Selling, general and administrative expenses	119,853	115,830	239,402	227,625
Restructuring and related charges (credits), net	1,043	(1)	5,015	819
Combination, integration and other acquisition-related expenses	—	1,832	—	5,885
Operating income	56,795	31,903	106,724	61,306
Other expense, net	(3,606)	(8,399)	(5,845)	(10,605)
Interest expense, net	(12,721)	(6,494)	(25,963)	(11,839)
Income before taxes and equity in net income of associated companies	40,468	17,010	74,916	38,862
Taxes on income before equity in net income of associated companies	13,830	1,374	23,363	4,240
Income before equity in net income of associated companies	26,638	15,636	51,553	34,622
Equity in net income of associated companies	2,755	(1,265)	7,381	(430)
Net income	29,393	14,371	58,934	34,192
Less: Net income attributable to noncontrolling interest	47	28	54	33
Net income attributable to Quaker Chemical Corporation	$29,346	$14,343	$58,880	$34,159
Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$1.63	$0.80	$3.28	$1.91
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$1.63	$0.80	$3.27	$1.91
Basic weighted average common shares outstanding	17,892,444	17,834,329	17,879,629	17,830,218
Diluted weighted average common shares outstanding	17,921,414	17,841,377	17,909,906	17,847,404

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$189,405	$180,963
Accounts receivable, net	454,230	472,888
Inventories, net	274,940	284,848
Prepaid expenses and other current assets	65,426	55,438
Total current assets	984,001	994,137

Property, plant and equipment, net	204,732	198,595
Right of use lease assets	40,983	43,766
Goodwill	507,370	515,008
Other intangible assets, net	918,143	942,925
Investments in associated companies	91,960	88,234
Deferred tax assets	10,033	11,218
Other non-current assets	33,019	27,739
Total assets	$2,790,241	$2,821,622

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$19,369	$19,245
Accounts payable	193,790	193,983
Dividends payable	7,830	7,808
Accrued compensation	35,129	39,834
Accrued restructuring	5,160	5,483
Accrued pension and postretirement benefits	1,579	1,560
Other accrued liabilities	83,681	86,873
Total current liabilities	346,538	354,786

Long-term debt	863,934	933,561
Long-term lease liabilities	24,218	26,967
Deferred tax liabilities	156,247	160,294
Non-current accrued pension and postretirement benefits	29,174	28,765
Other non-current liabilities	33,464	38,664
Total liabilities	1,453,575	1,543,037

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding June 30, 2023 – 17,999,223 shares; December 31, 2022 – 17,950,264 shares	17,999	17,950
Capital in excess of par value	934,941	928,288
Retained earnings	513,148	469,920
Accumulated other comprehensive loss	(130,108)	(138,240)
Total Quaker shareholders’ equity	1,335,980	1,277,918
Noncontrolling interest	686	667
Total equity	1,336,666	1,278,585
Total liabilities and equity	$2,790,241	$2,821,622

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$58,934	$34,192
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	706	2,236
Depreciation and amortization	40,824	41,036
Equity in undistributed earnings of associated companies, net of dividends	(4,207)	3,400
Deferred compensation, deferred taxes and other, net	154	(10,223)
Share-based compensation	7,414	5,433
Loss on extinguishment of debt	—	5,246
Loss (gain) on disposal of property, plant, equipment and other assets	—	15
Combination and other acquisition-related expenses, net of payments	—	(3,880)
Restructuring and related charges, net	5,015	819
Pension and other postretirement benefits	(308)	(2,269)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	22,017	(51,944)
Inventories	11,750	(58,427)
Prepaid expenses and other current assets	(8,925)	(5,558)
Change in restructuring liabilities	(5,410)	(797)
Accounts payable and accrued liabilities	(11,912)	32,298
Net cash provided by (used in) operating activities	116,052	(8,423)
Cash flows from investing activities
Investments in property, plant and equipment	(17,040)	(15,138)
Payments related to acquisitions, net of cash acquired	—	(9,383)
Proceeds from disposition of assets	—	85
Net cash used in investing activities	(17,040)	(24,436)
Cash flows from financing activities
Payments of long-term debt	(9,439)	(668,500)
Proceeds from long-term debt	—	750,000
(Payments) borrowings on revolving credit facilities, net	(62,778)	16,703
Payments on other debt, net	(456)	(155)
Financing-related debt issuance costs	—	(3,734)
Dividends paid	(15,631)	(14,862)
Other stock related activity	(712)	(821)
Net cash (used in) provided by financing activities	(89,016)	78,631
Effect of foreign exchange rate changes on cash	(1,554)	(8,600)
Net decrease in cash and cash equivalents	8,442	37,172
Cash and cash equivalents at the beginning of the period	180,963	165,176
Cash and cash equivalents at the end of the period	$189,405	$202,348